SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report:  January 16, 2004

Group 1 Software, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-6355	52-0852578
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4200 Parliament Place, Suite 600		20706-1844
(Address of principal executive offices)		(Zip Code)

(301) 918-0400
 (Registrant’s telephone number, including area code)

Item 12. Disclosure of Results of Operations and Financial Condition

          The registrant’s press release dated January 15, 2004, announcing preliminary financial results for the fiscal quarter ended December 31, 2003, is attached as Exhibit 99.1.

Disclosure Page 2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Group 1 Software Press Release dated January 15, 2004.

Disclosure Page 3

FOR IMMEDIATE RELEASE
January 15, 2004

Group 1 Software Announces Preliminary Fiscal Third Quarter Results

Revenue Including Sagent Acquisition Up 15%, Reaching New Record of $30.6 Million

Lanham, MD — Group 1 Software (Nasdaq: GSOF) today announced preliminary results for its third fiscal quarter ended December 31, 2003.  The Company expects to report third quarter revenue of approximately $30.6 million, an increase of 15% over the prior year’s third quarter revenue of $26.7 million.  Net income for the quarter, excluding one-time charges related to the acquisition of assets of Sagent Technology during the quarter, will be approximately $1.0 - $1.3 million compared with $2.3 million reported in the third quarter of the prior fiscal year.  The decline in earnings was attributable to dilution from Sagent operations in the quarter.

Earnings per share are expected to be in the range of $0.06-$0.08, compared with $0.16 reported in the prior year.  The earnings per share decrease reflects both the decline in net earnings and the substantially higher diluted share count in the current year due to the higher stock price.

 “License fees from the newly–acquired Sagent products came in below our initial expectations due to the three month delay in closing the transaction and the resulting weakness in sales pipelines when we took over,” said Bob Bowen, CEO of Group 1 Software.  “On the other hand, our experience during the quarter has reinforced our belief that the Sagent products, people and distribution networks will add significant strength to Group 1 as the rebuilding process continues.”

License fees from Enterprise Solutions products rose vs. both last year’s third quarter and prior quarters this fiscal year.  DOC1 license fees remained down from the prior year’s third quarter and in the same range as prior quarters this year.  DOC1 remains the market leader in the customer communications market, sales pipelines are strong, and the next generation of DOC1 products is hitting the market now.  These are primarily replacement products, however, purchases of which continue to be postponed while IT budgets remain tight.

“We remain enthusiastic about the Company’s long term potential opportunities across all of our product lines including the Sagent products, particularly as the economy improves,” continued Bowen.  “Group 1 continues to offer the broadest array of industry-leading technology to enable organizations of all to types to maximize the value of their customer data.”

More information on Group 1’s third quarter results will be available on January 28, 2004 when the company anticipates reporting its final results and hosting a conference call to discuss those results.

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Group 1 Software (Nasdaq: GSOF) is a leading provider of solutions that help over 3,000 organizations worldwide maximize the value of their customer data. Group 1 provides industry-leading technologies that allow businesses to cleanse and enrich their corporate data, generate personalized customer communications and integrate and deliver data across the enterprise. These technologies are essential components of enterprise applications including customer relationship management (CRM), enterprise resource planning (ERP) and business intelligence systems. Founded in 1982 and headquartered in Lanham, Maryland, Group 1 offers solutions utilized by leaders in the financial services, banking, GIS/mapping, retail, telecommunications, utilities, insurance and other industries. The company’s customer base includes such recognized names as Charles Schwab, Entergy, GEICO, L.L. Bean, QVC, Siemens, Wal-Mart and Wells Fargo. For more information about Group 1, visit the company’s Web site at http://www.g1.com.

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Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation reform Act of 1995.  Words like  “expects,” “remain enthusiastic,” are intended to identify forward-looking statements.  These forward-looking statements involve known and unknown risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which address the conditions as they are found on the date of this press release.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances that arise after the date of this press release or to reflect the occurrence of unanticipated events.  For additional information regarding these and other risks and uncertainties associated with the Company’s business, reference is made to the Company’s reports filed from time to time with the Securities and Exchange Commission.  Group 1 Software, Sagent and DOC1are registered trademarks of Group 1 Software, Inc.

Contacts

Mark Funston, CFO, Group 1 Software at 301.918.0381 or mark_funston@g1.com

David Peikin, Corporate Communications Manager, Group 1 Software at 301.918.0818 or pr@g1.com

Charles Messman, MKR Group at 626.395.9500

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Signature

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 16, 2004

GROUP 1 SOFTWARE, INC.

By:	/s/ MARK D. FUNSTON

Name:	Mark D. Funston
Title:	Chief Financial Officer

Disclosure Page 6